Exhibit 4.6

Amendment No. 1
to the

Summit Midstream Corporation 2024 Long-Term Incentive Plan

THIS AMENDMENT NO. 1 to the Summit Midstream Corporation 2024 Long-Term Incentive Plan (the “Plan”, and this amendment, “Amendment No. 1”) is approved by the Board of Directors of Summit Midstream Corporation, a corporation organized under the laws of Delaware, and its successors (the “Company”) as of March 30, 2026 to be effective as set forth herein.

WHEREAS, the Company previously established the Plan; and

WHEREAS, the Company now desires to amend the Plan to (i) increase the aggregate number of shares of Company common stock available for issuance under the Plan and (ii) amend the term of the Plan (collectively, the “Proposed Amendment”).

NOW, THEREFORE, the Plan is hereby amended, as follows:

1.	Section 5(a) of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

(a) Limits on Stock Deliverable. Subject to adjustment as provided in Section 5(c), the number of shares of Stock that may be delivered with respect to Awards under the Plan is 2,350,281 (which number is inclusive of the common units (which were converted to Stock as of the Effective Date) underlying Awards outstanding under (i) the Prior Plan immediately prior to the Effective Date and (ii) the 2012 Plan as of May 10, 2022). The Stock subject to (A) any Award granted under the Plan, the Prior Plan or the 2012 Plan that shall expire, terminate or be cancelled or annulled for any reason without having been exercised, (B) any Award of any SAR granted under the Plan, the Prior Plan or the 2012 Plan the terms of which provide for settlement in cash, and (C) any Award of Restricted Stock or Restricted Stock Units under the Plan, the Prior Plan or the 2012 Plan that shall be forfeited prior to becoming vested (provided that the holder received no benefits of ownership of such Restricted Stock or Restricted Stock Units other than voting rights and the accumulation of DERs, if any, and unpaid DERs, if any, that are likewise forfeited) shall again be available for purposes of the Plan. Notwithstanding the foregoing, the following shares of Stock may not again be made available for issuance as Awards under the Plan: (1) Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (2) Stock used to pay the purchase price or withholding taxes related to an outstanding Award, and (3) Stock repurchased on the open market with the proceeds of an Option purchase price. To the extent permitted by applicable law and securities exchange rules, Substitute Awards and Stock issued in assumption of, or in substitution for, any outstanding awards of any entity in connection with a merger, consolidation or acquisition of such entity by the Company or any Affiliate thereof shall not be counted against the shares of Stock available for issuance pursuant to the Plan. There shall not be any limitation on the number Awards that may be paid in cash.

2.	Section 10 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

Term of the Plan. The Plan shall be effective as of the Effective Date and shall continue until the earliest of (i) the date terminated by the Board or (ii) ten (10) years from the earliest of (a) the date of Board approval of Amendment No. 1 to the Plan (“Amendment No. 1”) or (b) the date of stockholder approval of Amendment No. 1, it being understood that Amendment No. 1 shall be submitted for approval by a majority of the outstanding Stock of the Company entitled to vote. Amendment No. 1 shall be null and void and of no effect if such stockholder approval is not attained within twelve (12) months after the date on which Amendment No. 1 is adopted by the Board. Upon termination of the Plan, the applicable terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination.

This Amendment No. 1 is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The Proposed Amendment may not occur unless and until this Amendment No. 1 is approved by the shareholders. Except as hereby modified, the Plan shall remain in full force and effect.

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